Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
SECOND QUARTER AND FIRST SIX MONTHS OF 2018

SAN DIEGO, CALIFORNIA, August 1, 2018....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the second quarter and six months ended June 30, 2018. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended June 30, 2018:

•Net income per share was $0.34
•AFFO per share increased 5.3% to $0.80, compared to the quarter ended June 30, 2017
•Invested $347.0 million in 190 new properties and properties under development or expansion
•Dividends paid per common share increased 4.1%, compared to the quarter ended June 30, 2017

CEO Comments

“We achieved another quarter of positive operating results and remain optimistic about our business prospects for the future,” said John. P. Case, Realty Income’s Chief Executive Officer. “During the second quarter, we invested approximately
$347 million in property acquisitions, bringing us to nearly $860 million in high-quality acquisitions completed during the first half of the year. We raised just over $300 million in equity during the quarter to fund our investment activities. Our portfolio continues to perform well, as we ended the quarter with high occupancy levels and healthy re-leasing spreads.”

“Based on the continued strength of our business, we are increasing our 2018 acquisitions guidance to approximately
$1.75 billion from our previous guidance range of $1.0 billion to $1.5 billion. We are also raising our 2018 AFFO per share guidance from our previous estimate of $3.14 - $3.20 to $3.16 - $3.21, representing annual growth of 3% - 5%.”

Financial Results

Revenue
Revenue for the quarter ended June 30, 2018 increased 9.6% to $328.9 million, as compared to $300.2 million for the same quarter in 2017. Revenue for the six months ended June 30, 2018 increased 8.2% to $647.2 million, as compared to
$598.2 million for the same period in 2017.

Net Income Available to Common Stockholders
Net income available to common stockholders for the quarter ended June 30, 2018 was $96.4 million, as compared to
$81.1 million for the same quarter in 2017. Net income per share for the quarter ended June 30, 2018 was $0.34, as compared to $0.30 for the same quarter in 2017.

Net income available to common stockholders for the six months ended June 30, 2018 was $179.5 million, as compared to $152.7 million for the same period in 2017. Net income per share for the six months ended June 30, 2018 was $0.63, as compared to $0.57 for the same period in 2017.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)
FFO for the quarter ended June 30, 2018 increased to $226.1 million, as compared to $203.3 million for the same quarter in 2017. FFO per share for the quarter ended June 30, 2018 increased to $0.79, as compared to $0.75 for the same quarter in 2017.

FFO for the six months ended June 30, 2018 increased to $451.0 million, as compared to $390.5 million for the same period in 2017. FFO per share for the six months ended June 30, 2018 increased to $1.58, as compared to $1.46 for the same period in 2017.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)
AFFO for the quarter ended June 30, 2018 increased 8.9% to $227.0 million, as compared to $208.4 million for the same quarter in 2017. AFFO per share for the quarter ended June 30, 2018 increased 5.3% to $0.80, as compared to $0.76 for the same quarter in 2017.

AFFO for the six months ended June 30, 2018 increased 10.2% to $451.5 million, as compared to $409.7 million for the same period in 2017. AFFO per share for the six months ended June 30, 2018 increased 3.9% to $1.59, as compared to $1.53 for the same period in 2017.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO, a non-GAAP measure, consistent with the National Association of Real Estate Investment Trusts’ (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, and reduced by gains on property sales. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages five and six of this press release.

Dividend Increases
In June 2018, Realty Income announced the 83rd consecutive quarterly dividend increase, which is the 97th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2018 was $2.64 per share. The amount of monthly dividends paid per share increased 4.1% to $0.659 in the second quarter of 2018, as compared to $0.633 for the same quarter in 2017.

Real Estate Portfolio Update

As of June 30, 2018, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 5,483 properties located in 49 states and Puerto Rico, leased to 257 different commercial tenants, and doing business in 48 industries. The properties are leased under long-term, net lease agreements with a weighted average remaining lease term of 9.3 years.

Portfolio Management Activities
The company’s portfolio of commercial real estate, owned primarily under long-term net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2018, portfolio occupancy was 98.7% with 69 properties available for lease out of a total of 5,483 properties in the portfolio, as compared to 98.6% as of March 31, 2018 and 98.5% as of June 30, 2017. Economic occupancy, or occupancy as measured by rental revenue, was 98.9% as of June 30, 2018, as compared to 98.8% as of March 31, 2018, and 99.1% as of June 30, 2017.

Since March 31, 2018, when the company reported 75 properties available for lease, the company had 57 lease expirations, re-leased 47 properties and sold 16 vacant properties during the quarter ended June 30, 2018. Of the 47 properties re-leased during the second quarter of 2018, 46 properties were re-leased to the same tenants and one was re-leased to a new tenant after a period of vacancy. The annual new rent on these re-leases was $16.9 million, as compared to the previous annual rent of $15.7 million on the same properties, representing a rent recapture rate of 107.6% on the properties re-leased during the quarter ended June 30, 2018.

Rent Increases
During the quarter ended June 30, 2018, same store rents on 4,731 properties under lease increased 1.0% to $272.6 million, as compared to $270.0 million for the same quarter in 2017. For the six months ended June 30, 2018, same store rents on 4,731 properties under lease increased 0.9% to $548.7 million, as compared to $543.7 million for the same period in 2017.

Investments in Real Estate
During the quarter ended June 30, 2018, Realty Income invested $347.0 million in 190 new properties and properties under development or expansion, located in 24 states. These properties are 100% leased with a weighted average lease term of approximately 13.6 years and an initial average cash lease yield of 6.5%. The tenants occupying the new properties operate in 15 industries, and are 85% retail and 15% industrial, based on rental revenue. Approximately 52% of the rental revenue generated from acquisitions during the second quarter of 2018 is from investment grade rated tenants.

During the six months ended June 30, 2018, Realty Income invested $856.8 million in 358 new properties and properties under development or expansion, located in 32 states. These properties are 100% leased with a weighted average lease term of approximately 13.8 years and an initial average lease yield of 6.3%. The tenants occupying the new properties operate in 17 industries, and the property types are 93.7% retail and 6.3% industrial, based on rental revenue. Approximately 71% of the rental revenue generated from acquisitions during the first six months of 2018 is from investment grade rated tenants.

Property Dispositions
During the quarter ended June 30, 2018, Realty Income sold 26 properties for $33.7 million, with a gain on sales of
$7.8 million, as compared to 15 properties sold for $12.8 million, with a gain on sales of $2.8 million, during the same quarter in 2017.

During the six months ended June 30, 2018, Realty Income sold 40 properties for $47.5 million, with a gain on sales of $11.0 million, as compared to 29 properties sold for $44.0 million, with a gain on sales of $13.4 million, during the same period in 2017.

Liquidity and Capital Markets

Capital Raising
During the quarter ended June 30, 2018, Realty Income raised $300.4 million from the sale of common stock at a weighted average price of $53.44 per share.

In April 2018, Realty Income issued $500 million of senior unsecured notes due 2025 at an effective yield to maturity of 3.957%. The net proceeds of this offering were used to repay a portion of the borrowings outstanding under our $2.0 billion revolving credit facility, and to the extent not used for those purposes, to fund investment opportunities, and for other general corporate purposes.

Credit Facility
Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250.0 million five-year unsecured term loan. The credit facility also has a $1.0 billion expansion feature. As of June 30, 2018, Realty Income had a borrowing capacity of approximately $1.5 billion available on its revolving credit facility.

2018 Earnings Guidance

We estimate FFO per share for 2018 of $3.13 to $3.20. FFO per share for 2018 is based on a net income per share range of $1.14 to $1.21, plus estimated real estate depreciation and impairments of $2.06 per share, and reduced by potential estimated gains on sales of investment properties of $0.07 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2018 of $3.16 to $3.21. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on August 2, 2018 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 394-8218. When prompted, provide the access code: 2995886.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 2995886. The telephone replay will be available through August 16, 2018. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.

A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through August 16, 2018. No access code is required for this replay.

Supplemental Materials

Supplemental materials on second quarter and year-to-date 2018 operating results are available on Realty Income’s corporate website at www.realtyincome.com/investors/financial-information/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing stockholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 5,400 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 577 consecutive common stock monthly dividends throughout its 49-year operating history and increased the dividend 97 times since Realty Income's public listing in 1994 (NYSE: O). Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:
Jonathan Pong, CFA, CPA
VP, Capital Markets
(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/18	Ended 6/30/17	Ended 6/30/18	Ended 6/30/17
REVENUE
Rental	$313,870	$288,049	$620,418	$573,870
Tenant reimbursements	11,395	11,756	22,695	22,985
Other	3,621	365	4,068	1,340
Total revenue	328,886	300,170	647,181	598,195

EXPENSES
Depreciation and amortization	133,999	123,089	265,102	244,186
Interest	66,628	63,679	126,043	122,985
General and administrative	17,954	15,781	33,638	29,346
Property (including reimbursable)	16,236	16,486	32,788	35,561
Income taxes	1,208	441	2,431	1,488
Provisions for impairment	3,951	2,274	18,172	7,706
Total expenses	239,976	221,750	478,174	441,272
Gain on sales of real estate	7,787	2,839	11,005	13,371
Net income	96,697	81,259	180,012	170,294
Net income attributable to noncontrolling interests	(317)	(123)	(469)	(288)
Net income attributable to the Company	96,380	81,136	179,543	170,006
Preferred stock dividends	—	—	—	(3,911)
Excess of redemption value over carrying value of preferred shares redeemed	—	—	—	(13,373)
Net income available to common stockholders	$96,380	$81,136	$179,543	$152,722

Funds from operations available to common stockholders (FFO)	$226,082	$203,272	$450,964	$390,483
Adjusted funds from operations available to common stockholders (AFFO)	$226,988	$208,388	$451,549	$409,723

Per share information for common stockholders:
Net income, basic and diluted	$0.34	$0.30	$0.63	$0.57

FFO:
Basic	$0.79	$0.75	$1.59	$1.46
Diluted	$0.79	$0.75	$1.58	$1.46

AFFO, basic and diluted	$0.80	$0.76	$1.59	$1.53

Cash dividends paid per common share	$0.659	$0.633	$1.309	$1.257

FUNDS FROM OPERATIONS (FFO)
(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on real estate sales.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/18	Ended 6/30/17	Ended 6/30/18	Ended 6/30/17

Net income available to common stockholders	$96,380	$81,136	$179,543	$152,722
Depreciation and amortization	133,999	123,089	265,102	244,186
Depreciation of furniture, fixtures and equipment	(168)	(150)	(327)	(307)
Provisions for impairment	3,951	2,274	18,172	7,706
Gain on sales of real estate	(7,787)	(2,839)	(11,005)	(13,371)
FFO adjustments allocable to noncontrolling interests	(293)	(238)	(521)	(453)
FFO available to common stockholders	$226,082	$203,272	$450,964	$390,483
FFO allocable to dilutive noncontrolling interests	232	282	450	438
Diluted FFO	$226,314	$203,554	$451,414	$390,921

FFO per common share:
Basic	$0.79	$0.75	$1.59	$1.46
Diluted	$0.79	$0.75	$1.58	$1.46

Distributions paid to common stockholders	$187,488	$172,874	$373,044	$335,380

FFO available to common stockholders in excess of distributions paid to common stockholders	$38,594	$30,398	$77,920	$55,103

Weighted average number of common shares used for FFO:
Basic	284,928,969	272,588,332	284,469,689	268,024,691
Diluted	285,372,256	273,187,669	284,924,336	268,569,855

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/18	Ended 6/30/17	Ended 6/30/18	Ended 6/30/17
Net income available to common stockholders	$96,380	$81,136	$179,543	$152,722
Cumulative adjustments to calculate FFO (1)	129,702	122,136	271,421	237,761
FFO available to common stockholders	226,082	203,272	450,964	390,483
Excess of redemption value over carrying value of Class F preferred share redemption	—	—	—	13,373
Amortization of share-based compensation	4,995	4,462	8,657	7,215
Amortization of deferred financing costs (2)	1,014	1,317	1,858	2,804
Amortization of net mortgage premiums	(354)	(609)	(813)	(1,240)
(Gain) loss on interest rate swaps	(792)	470	(2,799)	(859)
Leasing costs and commissions	(1,536)	(349)	(2,452)	(759)
Recurring capital expenditures	(135)	(24)	(147)	(365)
Straight-line rent	(6,267)	(4,271)	(11,632)	(7,554)
Amortization of above and below-market leases	3,907	4,049	7,771	6,481
Other adjustments (3)	74	71	142	144
AFFO available to common stockholders	$226,988	$208,388	$451,549	$409,723
AFFO allocable to dilutive noncontrolling interests	236	292	465	586
Diluted AFFO	$227,224	$208,680	$452,014	$410,309

AFFO per common share, basic and diluted	$0.80	$0.76	$1.59	$1.53

Distributions paid to common stockholders	$187,488	$172,874	$373,044	$335,380

AFFO available to common stockholders in excess of distributions paid to common stockholders	$39,500	$35,514	$78,505	$74,343

Weighted average number of common shares used for AFFO:
Basic	284,928,969	272,588,332	284,469,689	268,024,691
Diluted	285,372,256	273,187,669	284,924,336	268,658,037

(1)	See FFO calculation on page six for reconciling items.

(2)
Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective notes payable, mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)	Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

HISTORICAL FFO AND AFFO
(dollars in thousands, except per share amounts)

For the three months ended June 30,	2018	2017	2016	2015	2014

Net income available to common stockholders	$96,380	$81,136	$69,045	$59,317	$51,420
Depreciation and amortization	133,831	122,939	110,147	100,861	92,790
Provisions for impairment	3,951	2,274	6,269	3,230	499
Gain on sales of real estate	(7,787)	(2,839)	(8,658)	(3,675)	(1,964)
FFO adjustments allocable to noncontrolling interests	(293)	(238)	(155)	(263)	(336)

FFO	$226,082	$203,272	$176,648	$159,470	$142,409

FFO per diluted share	$0.79	$0.75	$0.70	$0.69	$0.64

AFFO	$226,988	$208,388	$180,876	$159,060	$141,178

AFFO per diluted share	$0.80	$0.76	$0.71	$0.68	$0.64

Cash dividends paid per share	$0.659	$0.633	$0.597	$0.569	$0.547

Weighted average diluted shares outstanding - FFO	285,372,256	273,187,669	254,254,243	232,886,185	221,043,619

Weighted average diluted shares outstanding - AFFO	285,372,256	273,187,669	253,937,221	232,886,185	221,043,619

For the six months ended June 30,	2018	2017	2016	2015	2014

Net income available to common stockholders	$179,543	$152,722	$132,518	$119,810	$98,599
Depreciation and amortization	264,775	243,879	217,887	198,713	182,668
Provisions for impairment	18,172	7,706	8,192	5,317	2,182
Gain on sales of real estate	(11,005)	(13,371)	(10,948)	(10,893)	(5,843)
FFO adjustments allocable to noncontrolling interests	(521)	(453)	(373)	(577)	(696)

FFO	$450,964	$390,483	$347,276	$312,370	$276,910

FFO per diluted share	$1.58	$1.46	$1.38	$1.36	$1.29

AFFO	$451,549	$409,723	$356,793	$311,184	$273,822

AFFO per diluted share	$1.59	$1.53	$1.42	$1.36	$1.28

Cash dividends paid per share	$1.309	$1.257	$1.185	$1.130	$1.094

Weighted average diluted shares outstanding - FFO	284,924,336	268,569,855	252,073,685	229,061,762	214,089,629

Weighted average diluted shares outstanding - AFFO	284,924,336	268,658,037	252,378,957	229,061,762	214,089,629

REALTY INCOME CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2018 and December 31, 2017
(dollars in thousands, except per share data)

	2018	2017
ASSETS	(unaudited)
Real estate, at cost:
Land	$4,355,454	$4,080,400
Buildings and improvements	11,313,624	10,936,069
Total real estate, at cost	15,669,078	15,016,469
Less accumulated depreciation and amortization	(2,509,065)	(2,346,644)
Net real estate held for investment	13,160,013	12,669,825
Real estate held for sale, net	70,029	6,674
Net real estate	13,230,042	12,676,499
Cash and cash equivalents	30,717	6,898
Accounts receivable, net	126,126	119,533
Acquired lease intangible assets, net	1,228,580	1,194,930
Goodwill	14,902	14,970
Other assets, net	43,707	45,336
Total assets	$14,674,074	$14,058,166

LIABILITIES AND EQUITY
Distributions payable	$64,399	$60,799
Accounts payable and accrued expenses	122,379	109,523
Acquired lease intangible liabilities, net	311,043	268,796
Other liabilities	123,582	116,869
Line of credit payable	534,000	110,000
Term loans, net	319,531	445,286
Mortgages payable, net	311,708	325,941
Notes payable, net	5,374,963	5,230,244
Total liabilities	7,161,605	6,667,458

Commitments and contingencies

Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 290,024,275 shares issued and outstanding as of June 30, 2018 and 284,213,685 shares issued and outstanding as of December 31, 2017	9,925,543	9,624,264
Distributions in excess of net income	(2,449,793)	(2,252,763)
Total stockholders’ equity	7,475,750	7,371,501
Noncontrolling interests	36,719	19,207
Total equity	7,512,469	7,390,708
Total liabilities and equity	$14,674,074	$14,058,166

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
2016	4.2%	16.0%	4.0%	8.6%	2.5%	16.5%	2.1%	12.0%	1.4%	7.5%
2017	4.5%	3.6%	3.9%	8.7%	2.2%	28.1%	1.9%	21.8%	1.1%	28.2%
YTD 2018	4.9%	(3.4%)	4.0%	1.3%	2.3%	(0.7%)	1.9%	2.6%	1.1%	8.8%

Compound Average Annual Total Return (5)		15.8%		10.6%		10.5%		9.8%		10.1%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)	FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)
Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)	Includes reinvestment of dividends. Source: NAREIT website and Factset.

(4)	Price only index, does not include dividends as NASDAQ did not report total return metrics for the entirety of the measurement period. Source: Factset.

(5)
All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2018, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.